UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  June 1, 2012

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2012, USEC Inc. (“USEC” or the “Company”) and its wholly owned subsidiary, United States Enrichment Corporation, entered into a First Amendment to the Fourth Amended and Restated Revolving Credit Agreement (the “Amendment”) with the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent.  The Amendment amends the Fourth Amended and Restated Revolving Credit Agreement dated as of March 13, 2012 by and among USEC, United States Enrichment Corporation, the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative and collateral agent, and the revolving joint book managers, revolving joint lead arrangers and other agents parties thereto (the “Credit Agreement”).  USEC requested the Amendment to permit continued near-term investment in the American Centrifuge project as it works to reach a definitive agreement with the U.S. Department of Energy (“DOE”) regarding a cost share research, development and demonstration (“RD&D”) program for the project to enhance the technical and financial readiness of the centrifuge technology for commercialization.  USEC has begun work on the RD&D program and has been working with DOE and Congress to secure funding for the RD&D program.  Under the terms of the existing credit facility, the Company was subject to significant limitations and restrictions on its ability to spend on the American Centrifuge project after May 31, 2012, which were tied to success in entering into a definitive agreement with DOE regarding the RD&D program.  The Credit Agreement, as amended by the Amendment, provides that USEC can continue spending without project disruption for an additional 15 days as it works to reach a definitive agreement with DOE for the RD&D program.

The credit facility, as amended by the Amendment, imposes limitations and restrictions on USEC’s ability to invest in the American Centrifuge project as follows:

June 1, 2012 through the earlier of (1) June 15, 2012 and (2) the date of any definitive agreement for the RD&D program	Up to $6 million of American Centrifuge project expenditures
June 16, 2012 and beyond
If USEC enters into definitive agreements for the RD&D program then, from June 1, 2012, USEC can invest its 20% share of the costs under the RD&D program (up to $75 million) as long as the amount of expenditures reimbursable to USEC under the RD&D program that have not yet been reimbursed does not exceed $50 million.  If USEC does not enter into definitive agreements for the RD&D program on or before June 15, 2012, then (1) USEC shall not be permitted to make any additional American Centrifuge project expenditures during the month of June 2012 and (2) USEC may not spend more than $1 million per month on the American Centrifuge project during any month commencing July 1, 2012.

Aggregate American Centrifuge project expenditures from and after June 1, 2012 may not exceed $375 million and the aggregate amount of American Centrifuge project expenditures from and after June 1, 2012 for which USEC is not entitled to reimbursement under the RD&D program may not exceed $75 million.

Exceptions
If USEC demobilizes the American Centrifuge project, USEC may pay the costs and expenses of such demobilization in accordance with a plan previously submitted to the agent for the lenders.

If, as part of DOE’s exercise or remedies under the RD&D program, USEC is required to transfer the American Centrifuge project or the RD&D program assets, in whole or in part, to DOE or its designee, USEC may spend as needed to maintain compliance with legal and regulatory requirements, but may not spend more than $5 million of proceeds of the revolving loans on such expenses.

USEC may not spend any proceeds of revolving loans on American Centrifuge expenses if a default or event of default has occurred.

The Company had a cash balance of approximately $83 million as of May 31, 2012.  The Company’s credit facility consists of an $85 million term loan and a revolving credit facility of $150 million. Utilization of the Company’s $150 million revolving credit facility as of May 31, 2012 consisted of approximately $18 million of outstanding letters of credit and no short-term borrowings.

Certain of the lenders (including JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC), as well as certain of their respective affiliates, have performed, or may in the future perform, for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, customary fees and expenses.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit
Number                      Description

10.1
First Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 1, 2012, among USEC Inc., United States Enrichment Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative and collateral agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

June 1, 2012	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number                       Description

10.1
First Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 1, 2012, among USEC Inc., United States Enrichment Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative and collateral agent.